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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES

China Evergreen Environmental Corporation has the following subsidiaries:


                                                 Attributable equity interest %
                  Name                           ------------------------------
                  ----
                                                   Direct            Indirect
Evergreen Asset Group Limited                       100%                -

Evermater Group Limited                             100%                -

Guangdong Xinsheng Environmental Co., Ltd.           90%                -

Beijing Haotai Shiyuan Water Purification            90%                -
  Co., Ltd.

Haiyang Shengshi Environmental Protection            90%                -
  Co., Ltd.

Tian Jin Shi Sheng Water Treatment Company
  Limited                                             -                81%

Handan Chengsheng Water Service Co., Ltd.                              90%